Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, (540) 278-1702

HomeTown Bankshares Reports Record Operating Results for the Second Quarter

Roanoke, VA (August 5, 2013) HomeTown Bankshares Corporation, the holding company of HomeTown Bank, reported record earnings from operations for the second quarter ended June 30, 2013 and a 120% increase in year-to-date earnings from operations for the first half of 2013.

The Company generated net income of $642,000 for the second quarter of 2013 vs. $95,000 for the second quarter of 2012. Net income for the first six months of 2013 grew 120% to $1.17 million or $0.26 per diluted common share compared to net income of $530,000, or $ 0.07 per diluted common share, earned during the first six months of 2012. For comparison purposes, the 2012 results exclude the one-time deferred tax benefit of $2.93 million realized on January 1, 2012. Deferred tax assets represent future potential tax deductions that result from timing differences between tax laws and generally accepted accounting principles (GAAP). Recognition of the deferred tax assets added $.90 per share for total earnings per share of $.97 for the six months ended June 30, 2012.

Record operating earnings during the first half of the 2013 fiscal year were attributed to continued improvement in both net interest margin and overall loan quality. Operating earnings increased due to a $1.15 million decrease in the provision for loan losses and a $416,000 increase in net interest income. The increase in net interest income resulted from an increase in the year-to-date net interest margin from 3.82% at June 30, 2012 to 3.90% at June 30, 2013, due primarily to the continued reduction in funding costs. An increase in non-interest income due to an increase in ATM and interchange income as well as increased mortgage brokerage fees and title insurance revenue also contributed to the strong earnings performance in 2013. Net income was partially offset by an increase in non-interest expenses; specifically, write downs of foreclosed properties and higher salaries and employee benefits due to increased employee incentive plan expenses in 2013 compared to 2012.

According to Susan Still, President and CEO, “We are very pleased with the strong earnings performance for the first six months of 2013, particularly with continued sluggishness in the economy and downward pressure on lending rates. Continued, steady improvement in the Company’s net interest margin and credit quality, bolstered by a significant increase in new core checking accounts and a corresponding increase in service revenue, were the major contributors to increased profitability,” said Ms. Still.

Asset Quality and Provisions for Loan Losses

Total non-performing assets, including all non-performing loans and foreclosed properties, were $9.7 million at June 30, 2013, amounting to 2.47% of total assets vs. $12.2 million and 3.24%, respectively, at June 30, 2012. Non-performing loans decreased 63% or $2.05 million from $3.27 million or 1.25% of total loans at June 30, 2012 to $1.22 million or 0.43% at June 30, 2013. During the first six months of 2013, other real estate owned also improved with a $448,000 decrease to $8.4 million at June 30, 2013, from $8.9 million at June 30, 2012.

The allowance for loan losses decreased $359,000 to $3.66 million at June 30, 2013, which represented 1.29% of total loans vs. 1.54% of total loans at June 30, 2012. The Company recorded a $125,000 provision for loan losses in the first half of 2013 compared to a $1.28 million provision for loan losses in the first half of 2012. The net charge-off ratio for the six months ended June 30, 2013 was 0.18% vs. 0.98% for the same period of 2012. Based on the level and mix of non-performing assets, charge-offs and past due loans, Management believes that the allowance for loan losses remains adequate.

Balance Sheet

Total assets of the Company grew to a record level of $392 million at June 30, 2013, up from $370 million at December 31, 2012. Both loans and overnight investments increased during the first six months of 2013 due to an increase in loans and a sizable increase in cash and short term investments. Total loans grew at an annualized rate of 6% during the first half of 2013 from $275 million at December 31, 2012 to $283 million at June 30, 2013 while overnight investments increased $17.7 million to $21.4 million at June 30, 2013 due to the proceeds from the Company’s $14 million preferred stock offering that closed on June 28, 2013.

Total deposits increased $11.7 million from $310 million at December 31, 2012 to $322 million at June 30, 2013. The increase in deposits provided the funding for additional loans as well as a $3.0 million curtailment of FHLB borrowings during the first half of 2013.

Stockholders’ equity increased to $49.5 million from $36.7 million at December 31, 2012, reflecting the net income earned during the first half of 2013 as well as the capital raise that closed on June 28, 2013. There were 3,270,299 common shares outstanding at June 30, 2013 and 3,262,518 at December 31, 2012, respectively. Tangible book value per common share decreased to $7.93 at June 30, 2013, from $8.12 at December 31, 2012, due primarily to the decrease in the market value of the investment portfolio caused by the increase in interest rates in the second quarter of 2013.

Key Performance Ratios

The key performance ratios are the return on average assets (ROA) and the return on average equity (ROE). The ROA was 0.62% for the first six months of 2013, up from 0.29% for 2012, excluding the one-time deferred tax credit on January 1, 2012. The ROE was 6.29% for the first six months of 2013, up from 3.10% in the first half of 2012, excluding the one-time deferred tax credit on January 1, 2012.

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for quarter ending June 30, 2013)

HomeTown Bankshares Corporation
Consolidated Balance Sheets
June 30, 2013 and December 31, 2012

SELECTED BALANCE SHEET DATA	6/30/2013	12/31/2012
In Thousands, Except Share and Per Share Data	(Unaudited)
Assets
Cash and due from banks	$27,665	$9,812
Federal funds sold	56	196
Securities available for sale, at fair value	59,406	63,466
Restricted equity securities, at cost	2,386	2,591
Loans, net of allowance for loan losses of $3,660 in 2013 and $3,790 in 2012	278,990	271,147
Property and equipment, net	10,756	9,754
Other real estate owned, net	8,440	8,938
Other assets	4,162	4,547
Total assets	$391,861	$370,451

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$35,725	$32,627
Interest-bearing	285,960	277,370
Total deposits	321,685	309,997
Short term borrowings	361	216
Federal Home Loan Bank borrowings	19,000	22,000
Other liabilities	1,321	1,519
Total liabilities	342,367	333,732

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock	23,572	10,232
Common stock	16,167	16,167
Surplus	15,504	15,487
Retained deficit	(5,727)	(6,587)
Accumulated other comprehensive income	(22)	1,420
Total stockholders’ equity	49,494	36,719
Total liabilities and stockholders’ equity	$391,861	$370,451

HomeTown Bankshares Corporation
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2013 and 2012

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
In Thousands, Except Share and Per Share Data	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$3,575	$3,431	$7,050	$6,809
Taxable investment securities	359	439	691	911
Nontaxable investment securities	40	9	63	12
Other interest income	34	33	69	66
Total interest income	4,008	3,912	7,873	7,798
Interest expense:
Deposits	467	581	943	1,221
Preferred stock dividends	-	-	-	38
Other borrowed funds	93	97	187	212
Total interest expense	560	678	1,130	1,471
Net interest income	3,448	3,234	6,743	6,327
Provision for loan losses	-	1,088	125	1,278
Net interest income after provision for loan losses	3,448	2,146	6,618	5,049
Noninterest income:
Service charges on deposit accounts	82	64	150	138
ATM and interchange income	79	63	153	110
Mortgage loan brokerage fees	83	78	163	152
Gain on sales of investment securities	106	127	108	127
Other income	103	74	196	141
Total noninterest income	453	406	770	668
Noninterest expense:
Salaries and employee benefits	1,341	1,138	2,717	2,365
Occupancy and equipment expense	321	310	641	635
Advertising and marketing expense	125	77	265	197
Professional fees	161	105	297	194
Loss on sales and writedowns of other real estate owned	349	32	351	35
Other real estate owned expense	49	72	101	177
Other expense	593	679	1,267	1,317
Total noninterest expense	2,939	2,413	5,639	4,920
Net income before income taxes	962	139	1,749	797
Income tax expense (benefit)	320	44	582	(2,658)
Net income	642	95	1,167	3,455
Dividends declared on preferred stock	134	134	267	267
Accretion of discount on preferred stock	20	18	40	37
Net income available to common shareholders	$488	$(57)	$860	$3,151
Basic earnings per common share	$0.15	$(0.02)	$0.26	$0.97
Diluted earnings per common share	$0.15	$(0.02)	$0.26	$0.97
Weighted average common shares outstanding	3,270,299	3,262,518	3,267,806	3,256,296
Diluted average common shares outstanding	3,344,145	3,262,518	3,304,933	3,256,296

HOMETOWN BANKSHARES CORPORATION
Financial Highlights
(Unaudited)	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30	June 30	June 30	June 30
	2013	2012	2013	2012
PER COMMON SHARE
Earnings per share, basic	$0.15	$(0.02)	$0.26	$0.97
Earnings per share, diluted	$0.15	$(0.02)	$0.26	$0.97
Book value			$7.93	$7.78

FINANCIAL RATIOS
Return on average assets	0.67%	0.10%	0.62%	1.89%
Return on average shareholders' equity	6.82%	1.12%	6.29%	20.20%
Net interest margin (tax equivalent)	3.93%	3.86%	3.90%	3.82%
Efficiency	66.97%	65.71%	70.06%	68.54%
Net charge-off to average loans (annualized)	0.20%	1.93%	0.18%	0.98%
Loans to deposits			87.87%	81.84%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance	$3,799	$4,169	$3,790	$3,979
Provision for loan losses	-	1,088	125	1,278
Charge-offs	(284)	(1,238)	(563)	(1,238)
Recoveries	145	-	308	-
Ending balance	$3,660	$4,019	$3,660	$4,019

ASSET QUALITY RATIOS
Nonperforming assets to total assets			2.47%	3.24%
Nonperforming loans to total loans			0.43%	1.25%
Allowance for loan losses to total loans			1.29%	1.54%
Allowance for loan losses to nonaccrual loans			299.3%	122.8%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due and accruing			$-	$-
Nonaccrual loans			1,223	3,272
Other real estate owned			8,440	8,888
Total nonperforming assets			$9,663	$12,160

Performing restructured loans			$6,321	$6,395
Non-performing restructured loans included in non accrual loans above			42	1,575
Total restructured loans			$6,363	$7,970